Exhibit 10.33

EXECUTION VERSION [4]

Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Common Terms Agreement

Dated 29-06-2015

Brooge Petroleum and Gas Investment Company FZC

(The Company, the Seller or the Lessee)

National Bank of Abu Dhabi PJSC — Islamic Banking Division

(The Investment Agent)

National Bank of Abu Dhabi PJSC — Islamic Banking Division

(The Account Bank)

National Bank of Abu Dhabi PJSC — Islamic Banking Division

(As Participant)

Dentons & Co Suite 1204 AI Ghaith Tower Hamdan Street PO Box 47656 Abu Dhabi United Arab Emirates

Contents (i)

Common Terms Agreement

Dated

Between

(1)	Brooge Petroleum and Gas Investment Company FZC incorporated under the laws of Fujairah Free Zone, Fujairah, United Arab Emirates of P.O. Box 50170, Fujairah, United Arab Emirates (the Company, the Seller or the Lessee);

(2)	National Bank of Abu Dhabi PJSC — Islamic Banking Division, of P.O. Box 40057, Abu Dhabi, United Arab Emirates acting in its capacity as Investment Agent for an on behalf of the Participants (the Investment Agent);

(3)	National Bank of Abu Dhabi PJSC — Islamic Banking Division, of P.O. Box 40057, Abu Dhabi, United Arab Emirates acting in its capacity as the Account Bank for an on behalf of the Participants (the Account Bank); and

(4)	National Bank of Abu Dhabi PJSC — Islamic Banking Division, of P.O. Box 40057, Abu Dhabi, United Arab Emirates acting in its capacity as Participant (the Participant).

Recitals

A.	In accordance with the Investment Agency Agreement, the Participants have, amongst other things, appointed the Investment Agent as their agent under and in connection with the Transaction Documents, including this Agreement.

B.	The Master Istisna’ Agreement and the Master Forward Lease Agreement are being entered into on or around the date of this Agreement.

C.	The Investment Agent is entering into this Agreement in its capacity as the Investment Agent and also in its capacity as the Lessor.

D.	The Company is entering into this Agreement in its capacity as the Company and also in its capacity as the Seller, the Lessee and the Service Agent.

E.	National Bank of Abu Dhabi PJSC — Islamic Banking Division is party to this Agreement in its capacity as Participant solely for the purposes of acknowledging and agreeing to the undertaking in Clause 15.2 (National Bank of Abu Dhabi PJSC - Islamic Banking Division payment undertaking).

It is agreed:

1	Definitions and interpretation

1.1	Definitions

1.1.1	Words and expressions defined in any specific Transaction Document shall have the same meanings in this Agreement unless expressly defined in this Agreement or the context requires otherwise.

1.1.2	In this Agreement:

Accounts means:

(a)	each Earnings Account; and

(b)	the Facility Service Account.

Account Pledge and Assignment means the assignment and pledge dated on or about the date of this Agreement granted by the Company in favour of the Security Agent over the Accounts.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agreed Form means an agreement or document which is to be entered into at a future date and whose terms have been agreed by the parties to that agreement or document as evidenced by the words “Agreed Form” appearing on the cover page and the signature of the parties appearing under the words “Agreed Form” to evidence that its contents are in final and settled form.

Applicable Period has the meaning given to it in Clause 3 (Late Payment Amounts).

Auditors means, at any time, PricewaterhouseCoopers or any other firm of chartered accountants of internationally recognised standing who, at that time, are the auditors of the Company.

Authorisation means an authorisation, consent, permission, approval, resolution, licence, exemption, filing, notarisation or registration.

Business Day means a day (other than a Friday, Saturday or public holiday) on which banks are open for general business in Abu Dhabi.

Certified Copy means a copy of an original document which is certified by a director of the relevant Group Company as being a copy of that document.

Charged Property means all assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

Commercial Mortgage means a first priority commercial mortgage granted by the Company in favour of the Security Agent in form and substance satisfactory to the Investment Agent.

Compliance Certificate means a certificate substantially in the form set out in Schedule 2 (Form of Compliance Certificate).

Consolidated Total Debt means, at any time, the aggregate outstanding principal or capital amount of all Financial Indebtedness of the Group calculated on a consolidated basis.

Corporate Guarantee means each guarantee dated on or about the date of this Agreement granted by a Corporate Guarantor in favour of the Security Agent.

Corporate Guarantor means each of:

(a)

(b)

Dangerous Materials means any element or substance (in any form) which is subject to regulatory control as being hazardous or dangerous or which is capable of causing harm or damage to the Environment.

Debt to Equity Ratio means, in respect of any Relevant Period, the ratio of Consolidated Total Debt to Shareholders’ Equity in respect of that Relevant Period.

Default means an Event of Default or any event or circumstance specified in Clause 11 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination or the satisfaction of any condition under the Transaction Documents or any combination of any of the foregoing) be an Event of Default.

Dirhams and AED mean the lawful currency for the time being of the United Arab Emirates.

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Istisna’ Facility or the leasing arrangements contemplated by the Master Forward Lease Agreement (or otherwise in order for the transactions contemplated by the Transaction Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Transaction Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Transaction Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Dollars and USD mean the lawful currency for the time being of the United States of America.

Earnings means all monies whatsoever which are now, or later become, payable (actually or contingently) in relation to the Leased Asset and which arise out of the use or operation of the Leased Asset, including (but not limited to) all monies which are at any time payable under the Insurances in respect of loss of earnings.

Earnings Account means:

(a)	the Dirham denominated investment account held with the relevant office of the Account Bank bearing account number specified in the Account Pledge and Assignment, and any renewal or redesignation thereof; and

(b)	any other account (with any office of the Account Bank), which, in each case, is designated by the Account Bank acting reasonably as an Earnings Account for the purposes of this Agreement.

EIBOR means the rate per annum equal to the inter-bank offer rate quoted on a spot basis by the banks in the UAE for Dirham for the relevant period two Business Days before the first day of the relevant period as appearing on the page “EBOR” of the Reuters Monitor Money Rate Service designated for the display of an official fixing rate for Dirham. If such page or service ceases to be available, the Investment Agent may specify another page or service displaying the relevant rate after consultation with the Company.

Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);
(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water). Used in the definitions of Dangerous Materials and Environmental Law.

Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

Environmental Law means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including any waste.

Environmental Permit means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

Event of Default means any of the events listed in Clause 11 (Events of Default).

Event of Mandatory Prepayment means any of the events listed in Clause 10 (Events of Mandatory Prepayment).

Facility Office means the office or offices notified by a Participant to the Investment Agent in writing on or before the date it becomes a Participant (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under the Transaction Documents.

Facility Service Account means the Dirham denominated investment account specified in the Accounts Pledge Assignment Agreement held by the Company with the Account Bank established in accordance with Clause 6.1 (Establishment of Accounts), and any renewal or redesignation thereof.

Facility Service Coverage Ratio means, in respect of any Relevant Period, the ratio of Consolidated EBITDA divided by the sum of:

(a)	Finance Charges; and

(b)	principal payments in respect of any Financial Indebtedness (but excluding, for this purpose, principal payments which are rolled over in full during that Relevant Period in respect of any working capital facilities and the items referred to in paragraphs (e) and (h) of the definition of Financial Indebtedness), in respect of that Relevant Period.

FATCA means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Deduction means a deduction or withholding from a payment under a Transaction Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

FATCA FFI means a foreign financial institution as defined in section 1471(d)(4) of the US Internal Revenue Code of 1986 which, if any Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction

Fee Letter means the letter dated on or about the date of this Agreement to be signed by the Company.

Finance Charges means, for any Relevant Period, the aggregate amount of the accrued profit, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in the nature of profit in respect of Financial Indebtedness whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period:

(a)	including any upfront fees or costs (whether paid, payable or capitalised);

(b)	including fees payable in connection with the issue or maintenance of any bond letter of credit, guarantee or other assurance against financial loss which constitutes Financial Indebtedness and is issued by a third party on behalf of a member of the Group;

(c)	including commitment, utilisation and non-utilisation fees;

(d)	including the profit (but not the capital) element of payments in respect of Finance Leases; and

(e)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any profit rate hedging arrangement,

and so that no amount shall be added (or deducted) more than once.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed (including any working capital facilities);

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any amount raised under any Islamic financing arrangement;

(h)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(j)	the supply of any assets or services which is more than 60 days past the original due date for payment; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs 1.1.2(a)(a) to (j) above.

Finance Lease means any lease, hire agreement, credit sale agreement, hire purchase agreement, conditional sale agreement or instalment sale and purchase agreement which should be treated in accordance with SSAP 21 (or any successor to SSAP 21) as a finance lease or in the same way as a finance lease.

Finance Party has the meaning given in the Investment Agency Agreement.

Financial Year means 1 January to 31 December.

General Assignment means a general assignment granted by the Company in favour of the Security Agent in form and substance satisfactory to the Investment Agent.

Group means the Company and its Subsidiaries for the time being and Group Company means any one of them.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Investment Agency Agreement means the investment agency and security agent agreement dated on or around the date of this Agreement between, amongst others, the Investment Agent and the Participants.

Late Payment Amount has the meaning given to it in Clause 3 (Late Payment Amounts).

Legal Opinion means any legal opinion delivered to the Investment Agent under Clause 2 (Initial conditions precedent).

Legal Reservations means any general principles of law which are set out as qualifications or reservations to any of the Legal Opinions.

Limitation Acts means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

Losses means any obligations, liabilities, losses, costs, claims, expenses, fees (including legal fees and expenses), damages, penalties, demands and judgments of every kind and nature (including all costs or charges paid or incurred in disputing or defending any of the foregoing).

Market Disruption Event has the meaning given to it in Clause 13 (Market disruption).

Master Istisna’ Agreement means that master istisna’ agreement dated on or around the date of this Agreement between the Seller and the Investment Agent.

Master Forward Lease Agreement means that master forward lease agreement dated on or around the date of this Agreement between the Seller and the Investment Agent.

Material Adverse Effect means in the opinion of the Majority Participants a material adverse effect on:

(a)	the business, operations, assets, condition (financial or otherwise) or prospects of the Group taken as a whole;

(b)	the ability of an Obligor to perform its payment or any other material obligations under the Transaction Documents; or

(c)	the validity or enforceability of any Transaction Document or the rights or remedies of any Finance Party under any Transaction Document.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one or, if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

Obligor means:

(a)	the Company; and

(b)	each Corporate Guarantor,

and Obligors means all of them.

Original Financial Statements means:

(a)	in relation to the Company, the audited consolidated financial statements (including all additional information and notes to the accounts) together with the relevant directors’ report and auditors’ report for its Financial Year ended 31 December 2014; and

(b)	in relation to each Obligor other than the Company, its audited financial statements (including all additional information and notes to the accounts) together with the relevant directors’ report and auditors’ report for its Financial Year ended 31 December 2014.

Party means a party to this Agreement and Parties means all of them.

Permitted Security means any Security falling into one of the categories in paragraphs (a) to (f) of Clause 9.4.4.

Purchase Undertaking means a purchase undertaking entered into by the Investment Agent in favour of the Company in connection with the Leased Asset under the Forward Lease.

Quasi-Security means any transaction described in Clause 9.4.3 (Negative pledge).

Relevant Jurisdiction means, in relation to each Obligor, its jurisdiction of incorporation, any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by that Obligor is situated, any jurisdiction where that Obligor conducts its business, and the jurisdiction whose laws govern the perfection of any Transaction Security Document entered into by that Obligor.

Relevant Period means:

(a)	each period of twelve months ending on a Testing Date falling after the date of this Agreement; or

(b)	such other period as specified as such in Clause 7 (Financial covenants).

Repeating Representations means each of the representations and warranties set out in Clauses 4.1 (Status) to 4.7 (Governing law and enforcement), 4.9 (No filing or stamp taxes) to 4.11 (No default), 4.13 (Financial statements) to 4.15 (No proceedings pending or threatened) and 4.20 (Good title to assets) to 4.21 (Legal and beneficial ownership).

Required FSA Balance means:

(a)	for the period from the first Istasna’ Payment Date to the date three months thereafter and for each subsequent three month period, ending on the Commencement Date, an amount equal to the Advance Rental Payment due on the next Rental Payment Date; and

(b)	for the period from the Commencement Date to the date three months thereafter and for each subsequent three month period, ending on the expiry of the Lease Term, an amount equal to the Rental Payment due on the next Rental Payment Date.

Restricted Party means a person that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

(b)	located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or

(c)	otherwise a target of Sanctions (“target of Sanctions” means a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

Sanctions means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(a)	the US government;

(b)	the United Nations;

(c)	the European Union or its member states, including, without limitation, the United Kingdom of Great Britain and Northern Ireland; or

(d)	any Sanctions Authority.

Sanctions Authorities means the respective governmental institutions and agencies of any of:

(a)	the UAE;

(b)	the US;

(c)	the United Nations; and

(d)	the European Union or its member states, including, without limitation, the United Kingdom of Great Britain and Northern Ireland,

including, without limitation:

(i)	the Office of Foreign Assets Control of the US Department of Treasury;

(ii)	the US Department of State; and

(iii)	Her Majesty’s Treasury,

and Sanctions Authority shall mean any one of them.

Sanctions List means:

(a)	the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the US Department of Treasury;

(b)	the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury; or

(c)	any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

Sale Undertaking means a sale undertaking entered into by the Company in favour of the Investment Agent in connection with the Leased Asset under the Forward Lease.

Secured Liabilities means all obligations owing to the Finance Parties by the Obligors under or pursuant to the Transaction Documents, whether present or future, actual or contingent (and whether incurred by the Obligors alone or jointly, and whether as principal or surety or in some other capacity).

Secured Party means each Finance Party from time to time party to the Investment Agency Agreement and any Receiver.

Security means a mortgage, charge, pledge, lien, assignment by way of security, retention of title provision, trust or flawed asset arrangement (for the purpose of, or which has the effect of, granting security) or other security interest securing any obligation of any person or any other agreement or arrangement in any jurisdiction having a similar effect.

Security Period means the period starting on the date of this Agreement and ending on the date on which the Investment Agent is satisfied that all of the liabilities of the Obligors under each Transaction Document are irrevocably discharged in full and no Finance Party has any commitment or liability, whether present or future, actual or contingent, in relation to the Istisna’ Facility or the leasing arrangements under the Master Forward Lease Agreement.

Seller Option Deed means an option deed entered into by the Investment Agent in favour of the Company in relation to the Istisna’ Development.

Service Agent means the Company acting in the capacity as a service agent under the Service Agency Agreement.

Service Agency Agreement means the agreement to be entered into between the Service Agent and the Investment Agent on or around the date of the Forward Lease in relation to the provision of the Services for the Leased Asset.

Shareholders’ Equity means, in relation to the Company, the aggregate of shareholders’ equity, including reserves for retained earnings and excluding revaluation reserves (but excluding the Company’s own shares or treasury shares).

Share Pledge means:

(a)	a share pledge granted by in favour of the Security Agent in form and substance satisfactory to the Investment Agent; and

(b)	a share pledge granted by in favour of the Security Agent in form and substance satisfactory to the Investment Agent.

Shari’ah means the rules and principles of Islamic law.

Subsidiary means, in relation to any Person (the first Person) at any particular time, any other Person (the second Person) whose affairs and policies the first Person controls or has the power to control, whether by ownership of share capital, contract, or the power to appoint or remove members of the governing body of the second Person.

Tax means any tax, zakat, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or amount payable in connection with any failure to pay or any delay in paying any of the same).

Testing Date means 31 March, 30 June, 30 September and 31 December in each year.

Third Parties Act means the Contracts (Rights of Third Parties) Act 1999.

Transaction Documents means:

(a)	this Agreement;

(b)	the Master Forward Lease Agreement;

(c)	the Forward Lease;

(d)	the Master Istisna’ Agreement;

(e)	the Istisna’ Agreement;

(f)	the Purchase Undertaking;

(g)	the Sale Undertaking;

(h)	the Sale Documentation;

(i)	the Service Agency Agreement;

(j)	the Seller Option Deed;

(k)	the Offer Letter;

(l)	the Acceptance;

(m)	each Istisna’ Instalment Notice;

(n)	each Advance Variable Rental Payment Notice;

(o)	the First Rental Payment Notice;

(p)	each General Rental Payment Notice;

(q)	the Fee Letter;

(r)	the Investment Agency Agreement;

(s)	each Transaction Security Document; and

(t)	each Corporate Guarantee,

together with any other document or agreement designated as such by the Investment Agent.

Transaction Security means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

Transaction Security Document means:

(a)	the Account Pledge and Assignment;

(b)	the General Assignment;

(c)	the Commercial Mortgage; and

(d)	each Share Pledge,

and any other document creating, evidencing or granting Security in favour of the Finance Parties (or any of them) in respect of the liabilities of the Obligors to the Finance Parties under or pursuant to the Transaction Documents, each in form and substance satisfactory to the Investment Agent.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Unpaid Sum means any sum which is not fully paid when due from an Obligor in accordance with the provisions of a Transaction Document, expressed in the currency in which that sum is due.

US means the United States of America.

US Tax Obligor means a party:

(a)	which is resident for tax purposes in the US; or

(b)	some or all of whose payments under the Transaction Documents are from sources within the US for US federal income tax purposes.

VAT means value added tax or consumption or sales tax and any other tax of a similar nature imposed in any jurisdiction.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)	assets includes present, future, actual and contingent properties, revenues and rights of every description, whether tangible or intangible (including uncalled share capital);

(b)	a Clause or Schedule is to be construed as a reference to the relevant clause of, or schedule to, this Agreement;

(c)	debt or indebtedness includes any obligation, whether incurred as principal or as surety, for the payment or repayment of money, whether present or future, actual or contingent and whether owed jointly or severally or in any other capacity;

(d)	a Transaction Document or any other agreement or instrument is a reference to that Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, restated or replaced from time to time;

(e)	guarantee means any guarantee, letter of credit, bond, indemnity, documentary or other credit or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(f)	the words include(s), including and in particular shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words;

(g)	liabilities includes any obligation whether incurred as principal or as surety, whether or not in respect of indebtedness, whether present or future, actual or contingent and whether owed jointly or severally or in any other capacity;

(h)	the words other and otherwise shall not be construed ejusdem generis with any preceding words where a wider construction is possible;

(i)	any person includes any assignee, transferee, successor in title, delegate, sub-delegate or appointee of that person (in the case of any party to any Transaction Document, in so far as such assignees, transferees, successors in title, delegates, sub-delegates or appointees are permitted) and, in the case of the Security Agent, includes any delegate or appointee, and any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(j)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(k)	any statute or statutory provision includes any statute or statutory provision which amends, extends, consolidates or replaces it, or which has been amended, extended, consolidated or replaced by it, and any orders, regulations, instruments or other subordinate legislation made under it;

(l)	accounting terms shall be construed so as to be consistent with IFRS; and

(m)	a time of day is a reference to Abu Dhabi time.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3	A Default (other than an Event of Default) is continuing if it has not been remedied or waived in writing and an Event of Default is continuing if it has not been waived in writing.

1.3	Third party rights

1.3.1	Subject to Clause 1.3.2, unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement.

1.3.2	Each Participant may, except as otherwise stated in the Transaction Documents, enforce or enjoy the benefit of any term of this Agreement which it would be able to enforce or enjoy if it were a party to this Agreement.

1.3.3	Notwithstanding any term of any Transaction Document, the Parties may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Agreement without the consent of any person who is not a Party.

2	Initial conditions precedent

Without limiting the provisions of clause 4 (Conditions precedent) of the Master Istisna’ Agreement, the Company may not deliver the Offer Letter unless the Investment Agent has received all of the documents and other evidence listed in Schedule 1 (Initial conditions precedent documents) in form and substance satisfactory to the Investment Agent. The Investment Agent shall notify the Company and the Participants promptly upon being so satisfied.

3	Late Payment Amounts

3.1	Late Payment Amounts

3.1.1	In this Clause:

Late Payment Amount means an amount calculated by the Investment Agent equal to L in the equation:

where:

U	is the Unpaid Sum;

B	is EIBOR;

C	is the Margin (expressed as a percentage); and

A	is the Applicable Period.

3.1.2	For the purposes of Clause 3.1.1, if an Applicable Period exceeds one week it shall be deemed to be divided into successive sub-periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of which shall be selected by the Investment Agent (acting reasonably).

3.1.3	Each Obligor irrevocably undertakes to pay a Late Payment Amount in respect of any Unpaid Sum for each Applicable Period (or, if the Applicable Period exceeds one week, for each successive sub-period referred to in Clause 3.1.2).

3.1.4	Any Late Payment Amount shall be paid:

(a)	to the Investment Agent for its own account or for the account of any other Finance Party to compensate it or that Finance Party for any actual out-of-pocket expenses (not to include any opportunity costs or funding costs) incurred by it or (as the case may be) that Finance Party; and

(b)	as to the balance (if any) to the Investment Agent for payment on behalf of the Finance Parties to such charitable foundation(s) as may be selected by the Shari’ah Fatwa and Supervisory Board of the Investment Agent.

3.1.5	The Investment Agent shall promptly notify the relevant Obligor and each Participant of any Late Payment Amount and the method of its calculation.

4	Representations and warranties

The Investment Agent and each other Finance Party have entered into and will enter into the Transaction Documents in reliance on the representations of the Company set out in this Clause 4, and the Company warrants to the Investment Agent and each other Finance Party on the date of this Agreement as set out in this Clause 4.

4.1	Status

4.1.1	It is (and each of its Subsidiaries is) a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

4.1.2	It has (and each of its Subsidiaries has) the power to sue and be sued in its own name and to own its assets and carry on its business as that business is being and will be conducted.

4.1.3	It is not a FATCA FFI or a US Tax Obligor.

4.2	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

4.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it or binding on its assets;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets or constitute a default or termination event (however described) under any such agreement or instrument.

4.4	Power and authority

4.4.1	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

4.4.2	No limit on its powers will be exceeded as a result of the financing arrangements, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

4.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(b)	to make the Transaction Documents to which it is a party admissible in evidence in each Relevant Jurisdiction; and

(c)	to enable it and each of its Subsidiaries to carry on its business, trade and ordinary activities,

have been obtained or effected and are in full force and effect.

4.6	Certified Copies

Any document provided to any Finance Party by or on behalf of a Group Company which purports to be a Certified Copy is a true, complete and accurate copy of the original document which has not been amended other than by a document a Certified Copy of which is attached to it.

4.7	Governing law and enforcement

4.7.1	Subject to the Legal Reservations, the choice of governing law of the Transaction Documents will be recognised and enforced in its Relevant Jurisdictions.

4.7.2	Subject to the Legal Reservations, any judgment obtained in relation to a Transaction Document in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

4.8	Insolvency

It has not (and none of its Subsidiaries has) taken any action nor (to the best of its knowledge and belief having made due and careful enquiry) have any steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution or reorganisation, for the enforcement of any Security over its assets or for the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer of it or in respect of any of its assets.

4.9	No filing or stamp taxes

Under the law of each Relevant Jurisdiction and the jurisdiction of incorporation of any of its Subsidiaries, it is not necessary that any of the Transaction Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction, or that any stamp, registration or similar tax be paid on or in relation to any of the Transaction Documents or any of the transactions contemplated by the Transaction Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Transaction Security Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Transaction Document.

4.10	Compliance with Tax laws

It has (and each of its Subsidiaries has) complied in all material respects with all Tax laws in all jurisdictions in which it is subject to Tax and has paid all Taxes due and payable by it and no claims are being asserted against it in respect of Taxes except in relation to Tax liabilities arising in the ordinary course of its day-to-day trading activities or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest financial statements or other information delivered to the Investment Agent under this Agreement.

4.11	No default

4.11.1	No Event of Default is continuing or might reasonably be expected to result from entering into any Transaction Document.

4.11.2	No other event or circumstance is outstanding which constitutes (or would do so with the expiry of a grace period, the giving of notice, the making of any determination, the satisfaction of any other condition or any combination of any of the foregoing) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject.

4.12	No misleading information

4.12.1	All written information provided by or on behalf of the Company to the Investment Agent in relation to the Transaction Documents prior to the date of this Agreement (the Information) was, when taken as a whole, true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

4.12.2	Any financial projection or forecast provided to the Investment Agent by or on behalf of the Company has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and arrived at after careful consideration.

4.12.3	Nothing has occurred and no written information has been given or withheld that results in the Information being untrue or misleading in any material respect.

4.13	Financial statements

4.13.1	Its Original Financial Statements were prepared in accordance with IFRS consistently applied.

4.13.2	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Company) as at the end of and for the relevant Financial Year.

4.14	Pari passu ranking

Its payment obligations under the Transaction Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

4.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect, have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

4.16	No Security created

The execution by it of the Transaction Documents to which it is a party and the exercise of its rights and the performance of its obligations under those Transaction Documents will not result in the creation of, or any obligation to create, any Security over or in respect of any of its assets other than in favour of the Finance Parties.

4.17	Environmental Laws

4.17.1	Each Group Company is in compliance with Clause 8.6 (Environmental compliance).

4.17.2	Each Group Company has obtained and holds in the name of the appropriate Group Company and, where applicable, has filed every Environmental Permit required under or pursuant to any Environmental Law in connection with the conduct by each Group Company of its business and the ownership, use, exploitation or occupation by each Group Company of its assets and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

4.17.3	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any Group Company where that claim has or is reasonably likely, if determined against that Group Company, to have a Material Adverse Effect.

4.17.4	To the best of the Company’s information, knowledge and belief, (having made due and careful enquiry) no circumstances have arisen which would entitle any regulatory body to revoke, suspend, amend, vary, withdraw, transfer or refuse to amend any Environmental Permit or which might give rise to a claim against any Group Company which might reasonably be expected to have a Material Adverse Effect on the Group Company.

4.17.5	The Group has (to the best of its knowledge and belief, (having made due and careful enquiry) made adequate financial provision for the costs to it of compliance with Environmental Laws (including Environmental Permits).

4.18	Security and Financial Indebtedness

4.18.1	No Security or Quasi-Security exists over all or any of the present or future assets of any Group Company other than as permitted by this Agreement.

4.18.2	No Group Company has any Financial Indebtedness outstanding other than as permitted by this Agreement.

4.19	Ranking

The Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security.

4.20	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

4.21	Sanctions

Neither it nor any other Group Company, nor any directors, officers or employees of it or any other Group Company nor (to the best of its knowledge and belief (having made due and careful enquiry)) any person acting on any of their behalf:

(a)	is a Restricted Party or is engaging in or has engaged in any transaction or conduct that could result in it becoming a Restricted Party;

(b)	is or ever has been subject to any claim, proceeding, formal notice or investigation with respect to Sanctions;

(c)	is engaging or has engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it; or

(d)	has engaged or is engaging, directly or indirectly, in any trade, business or other activities with or for the benefit of any Restricted Party.

4.22	Legal and beneficial ownership

It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

4.23	Immunity

In any proceedings taken against it in its jurisdiction of incorporation or place of domicile in relation to this Agreement, no Obligor will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

4.24	Repetition

The representations and warranties set out in this Clause 4 shall survive the execution of this Agreement and the Repeating Representations are deemed to be repeated by the Company by reference to the facts and circumstances then existing on:

(a)	the date of each Transaction Document;

(b)	the Commencement Date;

(c)	the first day of each Lease Period;

(d)	the date of each Advance Rental Payment and each Rental Payment; and

(e)	the date when the Termination Amount is paid,

with reference in each case to the facts and circumstances then subsisting.

5	Information undertakings

The undertakings in this Clause 5 remain in force from the date of this Agreement until the expiry of the Security Period.

5.1	Financial statements

The Company shall supply to the Investment Agent in sufficient copies for all the Participants:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its Financial Years:

(i)	its audited consolidated financial statements for that Financial Year; and

(ii)	the audited consolidated (if it has Subsidiaries) financial statements of each Obligor for that Financial Year;

(b)	as soon as the same become available, but in any event within 60 days after the end of each half of each of its Financial Years:

(i)	its consolidated financial statements for that half Financial Year; and

(ii)	the financial statements of each Obligor for that half Financial Year; and

(c)	as soon as the same become available (but in any event within 30 days after the end of each successive period of three Months during each of its Financial Years) the consolidated management accounts of each Obligor for that period, in form and substance satisfactory to the Investment Agent.

5.2	Compliance Certificates

5.2.1	The Company shall supply to the Investment Agent in sufficient copies for all the Participants, with each set of financial statements delivered pursuant to Clauses 5.1(a)(i) and 5.1(b)(i) and promptly at any other time if the Investment Agent so requests, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 7 (Financial covenants) as at the date as at which those financial statements were drawn up.

5.2.2	Each Compliance Certificate shall be signed by two directors of the Company and, if required to be delivered with the financial statements delivered pursuant to Clause 5.1(a)(i), or if the Investment Agent so requests, shall be reported on by the Auditors in the form agreed by the Company and all the Participants before the date of this Agreement.

5.3	Requirements as to financial statements

5.3.1	Each set of financial statements delivered by the Company pursuant to Clause 5.1 (Financial statements) shall be certified by a director of the relevant company as, in the case of Clause 5.1(a), giving a true and fair view of, and in the case of Clause 5.1(b), fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

5.3.2	Subject to Clause 5.3.3, the Company shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 5.1 (Financial statements) is prepared using IFRS, accounting bases, policies, practices and procedures and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor.

5.3.3	In relation to all sets of financial statements, the Company shall notify the Investment Agent of any change in IFRS, the accounting bases, policies, practices and procedures or financial reference periods and the Auditors (or, if appropriate, the auditors of the Obligor) shall deliver to the Investment Agent as soon as reasonably practicable after that change:

(a)	a description of any change necessary for those financial statements to reflect the IFRS, accounting bases, policies, practices and procedures or financial reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(b)	sufficient information, in form and substance as may be reasonably required by the Investment Agent, to enable the Participants to determine whether Clause 7 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

5.3.4	Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the IFRS, accounting bases, policies, practices, procedures and financial reference periods upon which the Original Financial Statements were prepared.

5.4	Environmental Claims

The Company shall, promptly upon becoming aware of the same, inform the Investment Agent in writing of:

(a)	any Environmental Claim against any Group Company which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Group Company.

5.5	Information: miscellaneous

The Company shall supply to the Investment Agent (in sufficient copies for all the Participants, if the Investment Agent so requests):

(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched; and

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Company, and which might, if adversely determined, have a Material Adverse Effect.

(c)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

(d)	promptly, such further information regarding the financial condition, business, operations and prospects of any Group Company as any Finance Party (through the Investment Agent) may reasonably request.

5.6	Notification of default

5.6.1	The Company shall notify the Investment Agent of:

(a)	any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence;

(b)	any litigation, arbitration or administrative proceedings which have (to the best of the Company’s knowledge and belief) been started or threatened against it or any of its Subsidiaries which, if adversely determined, would result in a liability exceeding AED250,000 (or its equivalent in any other currency or currencies);

(c)	any Security (other than Permitted Security) or rights being created over or against any of the assets of any Group Company; and

(d)	any other occurrence relating to a Group Company (including any third party claim or liability) which might reasonably be expected to have a Material Adverse Effect.

5.6.2	Promptly upon a request by the Investment Agent, the Company shall supply to the Investment Agent a certificate signed by two of its directors certifying that no Default and that none of the other events referred to in Clause 5.6.1 is continuing (or, if a Default or any of those events is continuing, specifying the event and the steps, if any, being taken to remedy it).

6	Accounts

6.1	Establishment of Accounts

6.1.1	The Company shall on the date of this Agreement, establish with the Account Bank and maintain in accordance with the requirements of this Agreement:

(a)	the Earnings Accounts; and

(b)	the Facility Service Account.

6.2	Payment of Earnings

6.2.1	The Company undertakes with the Investment Agent to ensure that:

(a)	all Earnings are paid into the Earnings Account; and

(b)	each counterparty to each contract for the employment of each Leased Asset is notified of the requirement to pay such Earnings directly into the Earnings Account.

6.2.2	On each Rental Payment Date, the Investment Agent shall (and is irrevocably authorised by the Company to) withdraw from any one or more of the Earnings Accounts such amount or amounts as it may determine for application in or towards the obligations of the Company under the Transaction Documents in the following order:

(a)	first, towards the payment pro rata of any outstanding fees, actual costs and expenses due to the Purchaser, Investment Agent and the Security Agent from the Company under the Transaction Documents;

(b)	secondly, in or towards payment pro rata of all Variable Rental Payments due but unpaid under the Transaction Documents;

(c)	thirdly, in or towards payment pro rata of all Fixed Rental Payments due but unpaid under the Transaction Documents;

(d)	fourthly, to the Facility Service Account such amount as necessary to cause the balance of the Facility Service Account to equal the Required FSA Balance;

(e)	fifthly, 50 per cent of the remaining balance (if any) against the outstanding Fixed Rental Payments in inverse order of maturity; and

(f)	sixthly, the remaining 50 per cent (if any) to the Company (provided no Default is continuing).

6.3	Facility Service Account

6.3.1	The Company shall ensure that, at all times, the amount standing to the credit of the Facility Service Account is at least an amount equal to the Required FSA Balance.

6.3.2	If, on any Rental Payment Date, the aggregate amount standing to the credit of all of the Earnings Accounts is insufficient to enable the Investment Agent to withdraw from the Earnings Accounts the amounts set out in each of Clauses 6.2.2(b) and 6.2.2(c) in full, the Investment Agent shall (and is irrevocably authorised by the Company to) withdraw from the Facility Service Account and transfer to any one or more of the Earnings Accounts such amount or amounts as it may determine is necessary to enable the Security Agent to make the relevant withdrawals from the Earnings Accounts.

6.3.3	If, at any time on or after the date of this Agreement (including, for the avoidance of doubt, immediately following any withdrawal from the Facility Service Account pursuant to Clause 6.3.2), the amount standing to the credit of the Facility Service Account is less than the Required FSA Balance, the Company shall, within five Business Days, procure that the amount standing to the credit of the Facility Service Account is increased to an amount equal to the Required FSA Balance.

6.3.4	On the final Rental Payment Date, the Investment Agent shall (and is irrevocably authorised by the Company to) withdraw from the Facility Service Account such amount as it may determine for application in or towards the obligations of the Company under the Transaction Documents in the following order:

(a)	first, towards the payment pro rata of any outstanding fees, actual costs and expenses due to the Purchaser, Investment Agent and the Security Agent from the Company under the Transaction Documents;

(b)	secondly, in or towards payment pro rata of all accrued Variable Rental Payments due but unpaid under the Transaction Documents;

(c)	thirdly, in or towards payment pro rata of all accrued Fixed Rental Payments due but unpaid under the Transaction Documents;

(d)	forthly, in payment of the surplus (if any) to the Company (provided no Default is continuing).

6.4	Account Bank’s discretions

The Account Bank may:

(a)	rely on any representation, notice, communication or document believed by it to be genuine, appropriately authorised and correct;

(b)	rely on any statement or matters of fact made by a manager, authorised signatory or employee of any person regarding any matters that may reasonably be assumed to be within his knowledge or within his powers to verify;

(c)	engage, pay for and rely and act on the opinion or advice of, or information obtained from, legal or other professional advisers selected by it; and

(d)	assume (unless it has received notice to the contrary in its capacity as the Account Bank) that:

(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in the Investment Agent or the Security Agent has not been exercised; and

(iii)	all conditions for the making of any payment out of the Accounts which are specified in any of the Transaction Documents have been satisfied, unless it has actual knowledge or actual notice to the contrary.

6.5	Excluded obligations of Account Bank

Notwithstanding anything to the contrary expressed or implied herein, the Account Bank shall not:

(a)	be bound to enquire as to the occurrence or otherwise of a Default, the performance by any other party to any of the Transaction Documents of its obligations thereunder or whether or not any representation made by any Obligor in connection with the Transaction Documents is true;

(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(c)	disclose to any person any information relating to any other Party; or

(d)	be under any obligations other than those for which express provision is made in the Transaction Documents.

6.6	Exclusion of Account Bank’s liabilities

The Account Bank accepts no responsibility for:

(a)	the execution, genuineness, legality, validity, enforceability, effectiveness, adequacy or sufficiency of any Transaction Document or any other agreements, arrangements or documents entered into, made or executed in anticipation of or in connection with any Transaction Document; or

(b)	the collectability of amounts payable under any Transaction Document or any other document; or

(c)	the performance or non-performance by any Obligor of its respective obligations under any Transaction Document to which it is a Party; or

(d)	the adequacy, accuracy and/or completeness of any information (whether written or oral) made in or in connection with any Transaction Document or any other document,

and the Account Bank shall not be under any liability as a result of taking or omitting to take any action in relation to the Accounts, save in the case of gross negligence or wilful misconduct.

6.7	No actions against Account Bank

6.7.1	Without limiting Clause 6.7.2, the Account Bank shall not be liable to any other Party for any action taken or not taken by it under or in connection with its functions as the Account Bank, unless directly caused by its gross negligence or wilful misconduct.

6.7.2	No Party may take any proceedings against any officer or employee of the Account Bank in respect of any claim it might have against the Account Bank or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer or employee.

6.7.3	The Account Bank shall not be liable for any delay (or any related consequences) in crediting an Account with an amount required under the Transaction Documents to be paid by the Account Bank if the Account Bank has taken all necessary steps as soon as reasonably practicable to comply with applicable regulations or operating procedures of any recognised clearing or settlement system used by the Account Bank for the purpose.

6.8	Account Bank’s business

The Account Bank may:

(a)	accept deposits from, lend money to and carry on any business with any of the Obligors or any of its or their related entities or shareholders under transactions other than those contemplated by the Transaction Documents;

(b)	act as agent or trustee for, or in relation to any financing involving, any of the Obligors or any of its or their related entities or shareholders under transactions other than those contemplated by the Transaction Documents;

(c)	retain any profits or remuneration in connection with its activities under any Transaction Document or in relation to any of the foregoing; and

(d)	be a Participant.

6.9	Resignation of Account Bank

The Account Bank may, at any time, (without assigning any reason) notify the Investment Agent and the Purchaser in writing that it wishes to cease to be a Party as the Account Bank (an AC cessation notice). Upon receipt of an AC cessation notice the Investment Agent, after consultation with the Purchaser, shall seek the instructions of the Majority Participants regarding the nomination of a bank as a successor to the Account Bank. If no such nomination is made by the Majority Participants before the date specified in the AC cessation notice as being the date on which the Account Bank wishes to cease to be a Party hereto (the AC cessation date) (which date shall be a Business Day falling not less than 30 Business Days after the date of delivery of the AC cessation notice to the Investment Agent) then the Account Bank may nominate such successor itself.

6.10	Successor Account Bank

If a successor Account Bank is nominated under the provisions of Clause 6.9 (Resignation of Account Bank), then on the AC cessation date and provided such successor has executed and delivered to the Investment Agent an assignment or a novation agreement in such form as the Investment Agent may require (and to which, if required by the Investment Agent, the Obligors shall become parties) undertaking to become a Party to and bound by the terms and conditions of this Agreement:

(a)	any amounts standing to the credit of the Accounts maintained by the retiring Account Bank shall be transferred to the accounts opened on the books of the successor Account Bank;

(b)	the retiring Account Bank shall cease to be a Party as Account Bank and shall cease to have any obligation hereunder in such capacity (but without prejudice to any accrued liabilities under this Agreement (but shall retain the benefit of the provisions of this Clause 6.10); and

(c)	the successor Account Bank and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor Account Bank had been an original Party as the Account Bank.

6.11	Account Bank indemnity

The Company shall on demand indemnify the Account Bank and its directors, agents, officers or employees from and against all or any actual losses, actual costs or actual expenses suffered or incurred by it acting as the Account Bank under the Transaction Documents but excluding any loss, cost or expense directly caused by reason of its gross negligence or wilful misconduct of the Account Bank.

6.12	Miscellaneous

6.12.1	No withdrawal shall be made from an Account if it would cause such account to be overdrawn.

6.12.2	Each amount standing to the credit of each Account shall bear anticipated profit at such rate as may from time to time be agreed between the Account Bank and the Company, and any profit generated shall be credited to the Facility Service Account or the relevant Earnings Account, as the case may be, at such time or times as may be agreed by the Investment Agent and the Company.

6.12.3	The Account Bank, in its capacity as account holding bank, acknowledges that each Account held by it is the subject of Security granted in favour of the Security Agent pursuant to the terms of the Account Pledge and Assignment Agreement and acknowledges that prior to the end of the Security Period it is not entitled to, and undertakes not to claim or exercise, any lien, right of set-off, right to combine or consolidate accounts or any other Security over, against or with respect to the Accounts or moneys standing to the credit of the Accounts unless such claim or exercise is in connection with the recovery of Secured Liabilities outstanding under the Transaction Documents.

6.12.4	The terms of this Agreement shall override (to the extent of any inconsistency) any terms agreed between the Borrower and the Account Bank (as account holding bank) in relation to the maintenance and operation of the Accounts.

6.12.5	The Company authorises the Account Bank to provide such information to the Investment Agent as the Investment Agent may from time to time require in order for the Investment Agent to be able to assess whether the Borrower is in compliance with its obligations under the Transaction Documents.

7	Financial covenants

The undertakings in this Clause 7 remain in force from the date of this Agreement until the expiry of the Security Period.

7.1	Financial covenants

The Company undertakes that:

7.1.1	Facility Service Coverage Ratio

The Facility Service Coverage Ratio in respect of the Relevant Period ending on each Testing Date shall be greater than 1.50:1.

7.1.2	Debt to Equity Ratio

The Debt to Equity Ratio in respect of the Relevant Period ending on each Testing Date shall not be more than 65:35.

7.2	Financial testing

The financial covenants set out in Clause 7 (Financial condition) shall be calculated in accordance with IFRS and tested by reference to the latest financial statements, management accounts and other financial information of the Group Companies delivered pursuant to Clause 5.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 5.2 (Compliance Certificates) for the Financial Year of the Company, or other period in relation to which the calculation falls to be made.

7.3	Change in accounting principles

7.3.1	If there has been or is to be a change in IFRS, accounting bases, policies, practices, procedures or financial reference periods applied in the preparation of the Original Financial Statements of any Obligor, and the Investment Agent believes that the undertakings set out in Clause 7 (Financial condition) need to be amended as a result of any such change, the Company shall negotiate with the Investment Agent in good faith to amend the existing financial undertakings so as to provide the Participants with substantially the same protections as the undertakings set out in Clause 7 (Financial condition).

7.3.2	If the Company and the Investment Agent cannot agree such amended undertakings within 30 days of that notice (or within any longer period permitted by the Investment Agent), the Investment Agent shall nominate a firm of chartered accountants to settle the amended financial undertakings, or in default of such nomination the Investment Agent shall request the President for the time being of the Institute of Chartered Accountants in England and Wales to nominate a firm of chartered accountants for that purpose. Those accountants shall act as experts and not arbitrators and their decision shall be final and binding on the Parties. The costs of the accountants shall be paid by the Company.

8	Positive undertakings

The undertakings in this Clause 8 remain in force from the date of this Agreement until the expiry of the Security Period.

8.1	Authorisations

The Company shall (and shall ensure that each Obligor and each of their respective Subsidiaries will) promptly:

(a)	obtain, effect, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply Certified Copies to the Investment Agent of,

any Authorisation required under any law or regulation of any Relevant Jurisdiction to enable it to carry on its business, trade and ordinary activities and to perform its obligations under the Transaction Documents to which it is a party and to ensure the legality, validity, enforceability and admissibility in evidence in each Relevant Jurisdiction of any Transaction Document to which it is a party.

8.2	Compliance with laws

The Company shall (and shall procure that each Obligor and each of their respective Subsidiaries) comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Transaction Documents to which it is a party.

8.3	Taxes

The Company shall (and shall procure that each Obligor and each of their respective Subsidiaries) pay and discharge all Taxes and governmental charges payable by or assessed upon it before the date on which the same become overdue unless, and only to the extent that, such Taxes and charges shall be contested in good faith by appropriate proceedings, pending determination of which payment may lawfully be withheld, provided that adequate reserves shall be set aside with respect to any such Taxes or charges so contested.

8.4	Access

The Company shall (and shall procure that each Obligor and each of their respective Subsidiaries) permit the Investment Agent, the Security Agent and any person (being an accountant, auditor, solicitor, valuer or other professional adviser of the Investment Agent or the Security Agent) authorised by the Investment Agent or the Security Agent to have, at all reasonable times during normal business hours, and on reasonable notice, access to the officers, property, premises and accounting books and records of that Obligor.

8.5	Further documents

The Company shall (and shall procure that each Obligor and each of their respective Subsidiaries) at the request of the Investment Agent, do or arrange for the doing of all such things and execute or arrange for the execution of all such documents as are, in the opinion of the Investment Agent, necessary or desirable to ensure that the Finance Parties obtain all the rights and benefits intended to be conferred on them under the Transaction Documents.

8.6	Environmental compliance

The Company shall (and shall procure that each Obligor and each of their respective Subsidiaries):

(a)	comply with all Environmental Laws;

(b)	obtain, maintain, file (where applicable) and ensure compliance with all requisite Environmental Permits; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law.

8.7	Dangerous Materials

The Company shall (and shall procure that each Obligor and each of their respective Subsidiaries) ensure that all Dangerous Materials treated, kept and stored, produced, manufactured, generated, refined or used from, in, upon, or under any of the real property owned by it are held and kept upon such real property in such a manner and up to such standards as they would be kept by a prudent company carrying on the same trade as it.

8.8	Service of notices

The Company shall (and shall procure that each Obligor and each of their respective Subsidiaries) provide the Participants with copies within five Business Days of receipt of any notice, order, claim or other requirement from a regulatory body, court or third party, together with relevant background information, compliance with which will have or is likely to have a Material Adverse Effect.

8.9	Insurance

8.9.1	The Company shall (and shall procure that each Obligor and each of their respective Subsidiaries):

(a)	effect and maintain insurances at its own expense in respect of all its assets and business of an insurable nature with insurers specified by the Investment Agent, or otherwise with reputable insurers of good standing;

(b)	comply with the requirements of all covenants, undertakings and conditions as to insurance which are imposed by the terms of any lease, agreement for lease or tenancy under which that Obligor or Subsidiary derives its estate or interest in those assets;

(c)	procure that those insurances:

(i)	(subject to paragraph (b) above) provide cover on such terms and against such risks as the Investment Agent may require or otherwise which are normally insured against by prudent companies owning or possessing similar assets and carrying on similar businesses; and

(ii)	are in such amounts as are in the circumstances prudent for such companies (including for the full replacement value from time to time of any assets destroyed or otherwise becoming a total loss);

(d)	where the assets in question are the subject of Security in favour of the Security Agent, note the interest of the Security Agent as loss payee on the policies;

(e)	duly and punctually pay all premiums and other moneys due and payable in respect of those insurances and promptly at the request of the Investment Agent produce receipts for the payment of the premiums;

(f)	at the request of the Investment Agent, deposit with or produce for inspection (to the Investment Agent or, at the Investment Agent’s request, to the Security Agent) all policies and other contracts of insurance to be maintained by it in accordance with this Clause; and

(g)	use all reasonable endeavours to prevent the happening of any act, omission, breach or default which would be reasonably likely to render void or voidable any insurances effected by it.

8.9.2	If any Obligor or Subsidiary fails to comply with any of its obligations under Clause 8.9.1, the Investment Agent may (but shall be not obliged to) effect or renew any insurance referred to in that Clause.

8.9.3	The Company shall indemnify each Secured Party and each Secured Party’s officers and employees against all Losses incurred by them in effecting or renewing any insurance in accordance with Clause 8.9.2, and shall pay a Late Payment Amount on the sums payable under this Clause 8.9 from the date on which the liability was incurred to the date of actual payment (both before and after judgment).

8.9.4	All moneys received under any insurances of the kind referred to in this Clause 8.9 shall be applied (subject to the rights and claims of any relevant lessor or landlord) at the direction of the Investment Agent either in making good the loss or damage in respect of which those moneys are received or in or towards the discharge of the liabilities of the Obligors to the Finance Parties under or pursuant to the Transaction Documents.

8.10	Payment shortfall undertaking

8.10.1	The Company shall promptly (and in any event no later than three Business Days) following receipt of notice from the Investment Agent of a shortfall in any payment received by a Finance Party under any Transaction Document pay the amount of the specified shortfall to the Investment Agent (a Shortfall Payment).

8.10.2	All Shortfall Payments shall be funded from the Company’s own sources.

8.10.3	Each Shortfall Payment received by the Investment Agent shall be applied by the Investment Agent in accordance with the provisions governing the application of the payment to which the Shortfall Payment relates.

8.10.4	The undertaking in this Clause 8.10 is without prejudice to any rights or remedies available to any Finance Party in connection with non-payment of amounts when due under the Transaction Documents.

9	Negative undertakings

The undertakings in this Clause 9 remain in force from the date of this Agreement until the expiry of the Security Period.

9.1	Financial Indebtedness

The Company shall not incur or permit to remain outstanding any Financial Indebtedness other than Financial Indebtedness:

(a)	incurred under the Transaction Documents; or

(b)	that does not or will not result in any of the covenants contained in Clause 7 (Financial covenants) being breached.

9.2	Acquisitions

The Company shall not:

(a)	acquire a company or any shares or a business or undertaking (or, in each case, any interest in any of them);

(b)	incorporate a company; or

(c)	enter into any option or similar arrangement under which a person has a present, future, actual or contingent right to require the Company to acquire any asset which, if exercised, would breach the terms of any of the Transaction Documents, without the prior written consent of the Lessor.

9.3	Disposals

Except as permitted by the Transaction Security Documents, the Company shall not enter into a single transaction or a series of transactions (whether related or not), whether voluntary or involuntary and whether at the same time or over a period of time, to sell, lease, transfer, license, loan or otherwise dispose of any asset or enter into an agreement to make any such disposal.

9.4	Negative pledge

9.4.1	In this Clause 9.4, Quasi-Security means an arrangement or transaction described in Clause 9.4.3.

9.4.2	The Company shall not (and shall ensure that no other Group Company will) create or permit to subsist any Security over any of its assets.

9.4.3	The Company shall not (and shall ensure that no other Group Company will):

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Company or any other Group Company;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

9.4.4	Clauses 9.4.2 and 9.4.3 do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(a)	any Security or Quasi-Security created pursuant to any Transaction Security Document;

(b)	any lien arising by operation of law and in the ordinary course of its day-to-day trading activities, and not as a result of any default or omission by any Group Company, in respect of any obligation which is less than 60 days overdue or which is being contested in good faith and by appropriate means;

(c)	any disposal required, or guarantee, indemnity or Security or Quasi-Security given, under any Transaction Document;

(d)	any Security or Quasi-Security granted with the Investment Agent’s prior written consent;

(e)	any Security or Quasi-Security created in favour of a plaintiff of defendant in any proceedings or arbitration as security for costs and expenses where the relevant Obligor is actively prosecuting or defending such proceedings or arbitration in good faith; and

(f)	any Security or Quasi-Security arising by operation of law in respect of Taxes which are not overdue for payment or in respect of Taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made.

9.5	Merger

The Company shall not enter into any amalgamation, demerger, merger or corporate reconstruction or any joint venture or partnership agreement.

9.6	Incorporation of Subsidiaries

The Company shall not incorporate any company as its Subsidiary.

9.7	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

9.8	Dangerous Materials

The Company shall not (and shall ensure that no other Group Company will) use, deposit, handle, store, produce, release, emit or dispose of any Dangerous Materials in, on, over or under any real property owned or occupied by any Group Company in a manner that might give rise to any proceedings or claims against, or liability of, any Group Company and which might reasonably be expected to have a Material Adverse Effect.

9.9	Sanctions

9.10	The Company shall not (and shall ensure that no other Group Company will), and shall not permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any disbursement or other transaction contemplated by any Transaction Document to fund any trade, business or other activities:

(a)	involving or for the benefit of any Restricted Party, or

(b)	in any other manner that would reasonably be expected to result in the Lessee or any Participant being in breach of any Sanctions (if and to the extent applicable to either of them) or becoming a Restricted Party.

9.11	Without prejudice to the provisions of Clause 8.2 (Compliance with laws etc.), the Company shall not permit or authorise and shall prevent the Leased Assets (or any proceeds derived therefrom) being used directly or indirectly:

(a)	by or for the benefit of any Restricted Party; and/or

(b)	in any trade which could expose a Leased Asset or any party to a Transaction Document to enforcement proceedings or any other consequences whatsoever arising from Sanctions.

9.12	The Company shall not permit or authorise and shall prevent the Leased Assets from storing crude oil, petroleum products or petrochemical products if they originate in Iran, or are being exported from Iran to any other country.

9.13	Application of FATCA

The Company shall not (and shall ensure that no other Group Company will) become a FATCA FFI or a US Tax Obligor.

9.14	Extension of financial credit

The Company shall not make any loans or grant any credit to or for the benefit of any person, other than in the normal course of its day-to-day trading activities where such loans do not, when aggregated with all such loans made in the Company exceed AED 500,000,000, without the prior written consent of the Investment Agent.

10	Events of Mandatory Prepayment

The event or circumstance set out in this Clause 10 is an Event of Mandatory Prepayment:

10.1	An event of force majeure

If an event of force majeure occurs as finally determined in accordance with clause 7.2 (Event of force majeure) of the Master Forward Lease Agreement.

11	Events of Default

Each of the events or circumstances set out in this Clause 11 is an Event of Default.

11.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Transaction Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error which is not its fault; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

11.2	Financial covenants

Any requirement. of Clause 7 (Financial covenants) is not satisfied.

11.3	Other obligations

An Obligor does not comply with any provision of the Transaction Documents (other than those referred to in Clauses 11.1 (Non-payment) and 11.2 (Financial covenants)]) unless the failure to comply is, in the opinion of the Investment Agent, capable of remedy and is remedied within five Business Days of the earlier of (A) the Investment Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

11.4	Misrepresentation etc

Any representation, warranty or statement made or given or deemed to be made or given by an Obligor in the Transaction Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Transaction Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

11.5	Cross default

11.5.1	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

11.5.2	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable before its specified maturity.

11.5.3	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

11.5.4	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable before its specified maturity as a result of an event of default (however described).

11.5.5	No Event of Default will occur under this Clause 11.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 11.5.1 to 11.5.4 is less than AED8,750,000 (or its equivalent in any other currency or currencies).

11.6	Insolvency

11.6.1	Any Group Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

11.6.2	The value of the assets of any Group Company is less than its liabilities (taking into account contingent and prospective liabilities).

11.6.3	A moratorium or other protection from its creditors is declared or imposed in respect of any indebtedness of any Group Company.

11.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, striking-off, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Company other than a solvent liquidation or reorganisation of any Group Company which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Group Company;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a Group Company which is not an Obligor), supervisor, receiver, administrative receiver, administrator, compulsory manager, trustee or other similar officer in respect of any Group Company or any of its assets; or

(d)	enforcement of any Security over any assets of any Group Company,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 11.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 20 days of commencement.

11.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Group Company having an aggregate value of AED1,000,000 and is not discharged within 30 days.

11.9	Cessation of business

Any Obligor suspends, ceases or threatens to suspend or cease to carry on all or a substantial part of its business.

11.10	Unlawfulness

It is or becomes unlawful for any Obligor to perform any of its obligations under the Transaction Documents.

11.11	Repudiation

11.11.1	It is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

11.11.2	Any obligation or obligations of any Obligor under any Transaction Document are not or cease to be legal, valid, binding or enforceable.

11.11.3	Any Transaction Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

11.12	Transaction Documents and guarantees

Any Transaction Document, or the guarantee of any Corporate Guarantor under or in connection with this Agreement, is not (or is claimed by any Obligor not to be) in full force and effect.

11.13	Rescission of Transaction Documents

Any Obligor rescinds or purports to rescind any Transaction Document in whole or in part.

11.14	Enforcement of Security

Any Security over any of the assets of any Group Company becomes enforceable.

11.15	Sureties and providers of Security

Any of the events referred to in this Clause 11 (except for Clauses 11.2 (Financial covenants)) occurs in relation to any surety for, or provider of Security in respect of, any Obligor’s obligations under any Transaction Document.

11.16	Material adverse change

Any event or series of events occurs which, in the opinion of the Majority Participants, has or could reasonably be expected to have a Material Adverse Effect.

11.17	Istisna’ Event of Default

An Istisna’ Event of Default occurs.

11.18	Lessee Event of Default

A Lessee Event of Default occurs.

12	Acceleration

12.1	Acceleration rights

On and at any time after the occurrence of an Event of Default or an Event of Mandatory Prepayment which is continuing the Investment Agent may, and shall if so directed by the Majority Participants, by notice to the Company:

(a)	cancel the Istisna’ Facility and the Available Facility whereupon they shall immediately be cancelled;

(b)	declare that the Company is no longer entitled to submit the Offer Letter;

(c)	declare that the Seller is no longer entitled to submit any Istisna’ Instalment Notices;

(d)	refuse to pay any Istisna’ Instalments;

(e)	if in relation to the Forward Lease, the Commencement Date has not occurred, declare that:

(i)	all Istisna’ Instalments that have been paid to the Company;

(ii)	any accrued Advance Variable Rental Payment;

(iii)	any accrued Advance Fixed Rental Payment;

(iv)	any Increased Cost Amount; and

(v)	any other amounts due under the Transaction Documents (including any indemnity claims made against the Seller under clause 16 (Indemnity) of the Master Istisna’ Agreement including any indemnity claim caused by the Company claiming the return of any Advance Rental Payment due to the Commencement Date not occurring because of the termination of the Istisna’ Agreement), to be immediately due and payable, whereupon the same shall become immediately due and payable;

(f)	if in relation to the Forward Lease, the Commencement Date has occurred;

(i)	terminate the then existing Lease Period; and/or

(ii)	exercise its rights under the Purchase Undertaking, including demanding payment of the Termination Amount;

(g)	declare that all or part of the amounts mentioned in paragraphs (e) and (f) above be payable on demand, whereupon they shall immediately become payable on demand by the Investment Agent on the instructions of the Majority Participants;

(h)	terminate the Istisna’ Agreement, the Forward Lease, the Service Agency Agreement and any other Transaction Document;

(i)	exercise any or all of its rights under any other Transaction Document (to the extent not previously described in this Clause 12.1); and/or

(j)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Transaction Documents.

12.2	Continuing provisions

The termination of the Istisna’ Agreement, the Forward Lease or any other Transaction Document (whether by passage of time or in the circumstances described in Clause 12.1) shall not affect any provisions that are expressly stated to continue beyond termination.

13	Market Disruption

In this Agreement, Market Disruption Event means:

(a)	at or about noon on the quotation day for the relevant Rental Period, the screen rate for EIBOR is not available; or

(b)	the Lessor receives notification from a Finance Party or Finance Parties whose participations in

(i)	the Base Amount for the applicable Advance Variable Rental Period; or

(ii)	the Outstanding Fixed Rental for the applicable Lease Period,

as the case may be, exceeds 66 2/3 per cent that, due solely to external circumstances beyond the control of the relevant Finance Party or Finance Parties, the expected profit rate charged to it in connection with obtaining matching deposits in the UAE interbank market would be in excess of EIBOR for the relevant period.

14	Illegality

If it becomes unlawful in any jurisdiction for a Participant to perform any of its obligations as contemplated by any Transaction Document or to fund or maintain its participation in the Istisna’ Agreement or in the leasing arrangements under any Forward Lease:

(a)	that Participant shall promptly notify the Investment Agent upon becoming aware of that event; and

(b)	upon the Investment Agent notifying the Company, that Participant’s Commitment will be immediately cancelled.

15	Specific rights relating to early payment and cancellation

15.1	Right of repayment and cancellation in relation to a single Participant

15.1.1	If:

(a)	any sum payable to any Participant is required to be increased under clause 11 (Tax gross-up and indemnities; VAT) of the Investment Agency Agreement; and/or

(b)	any Participant claims indemnification from the Company under clause 22.4 (Indemnity in relation to Increased Costs) of the Master Forward Lease Agreement or clause 11.3 (Tax indemnity) of the Investment Agency Agreement; and/or

(c)	any Participant fails pay its Participant Contribution in accordance with clause 3.6 (Payments to the Investment Agent) of the Investment Agency Agreement,

while the circumstance giving rise to the requirement or indemnification continues or within three Business Days of the Participant Contribution failure referred to in paragraph (c) above, as the case may be, the Company can give the Investment Agent not less than seven Business Days’ (or such shorter period as the Majority Participants may agree) prior notice of cancellation of the Commitment of that Participant or give the Investment Agent notice of its intention to replace that Participant in accordance with Clause 15.1.4 below.

That notice shall also state its intention to procure:

(d)	in relation to the Forward Lease where the Commencement Date has not occurred, the payment by the Company of the Participant’s participation in the Istisna’ Agreement and Forward Lease (through the Investment Agent) of:

(i)	that Participant’s Participant Contributions that have been paid or which are to be paid and which the Participant has already put the Investment Agent in funds (less an amount equal to the Participant’s Percentage of any Advance Fixed Rental Payments that have been paid);

(ii)	that Participant’s Percentage of any accrued Advance Variable Rental Payment;

(iii)	any Increased Cost Amount which relates to the Participant; and

(iv)	any other amounts due to the Participant under the Transaction Documents; or

(e)	if in relation to the Forward Lease, the Commencement Date has occurred, the payment described in clause 19(b) of the Master Forward Lease Agreement.

15.1.2	On receipt of a notice referred to in Clause 15.1.1, the Commitment of that Participant shall immediately be reduced to zero.

15.1.3	On the next Advance Rental Payment Date or the Rental Payment Date, as the case may be, of the outstanding Forward Lease after the Company has given notice under Clause 15.1.1 (or, if earlier, the date specified by the Company in that notice), the Company shall pay to the Participant the applicable amounts mentioned in Clause 15.1.1.

15.1.4	The Company may, in the circumstances set out in Clause 15.1.1, on seven Business Days’ prior notice to the Investment Agent and that Participant, replace that Participant by requiring that Participant to (and, to the extent permitted by law, that Participant shall) transfer pursuant to clause 16 (Changes to the Participants) of the Investment Agency Agreement all (and not part only) of its rights and obligations under the Transaction Documents to a Participant or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Participant in accordance with clause 16 (Changes to the Participants) of the Investment Agency Agreement for a purchase price in cash or other cash payment payable at the time of the transfer equal to the Participant’s Percentage in:

(a)	in relation to the Forward Lease when the Commencement Date has not occurred, the Base Amount; or

(b)	in relation to the Forward Lease where the Commencement Date has occurred, the Base Amount or the Outstanding Fixed Rental (as applicable),

and all accrued Advance Variable Rental Payments or Variable Rental Payments, as the case may be and other amounts payable in relation thereto under the Transaction Documents.

15.1.5	The replacement of a Participant pursuant to Clause 15.1.4 shall be subject to the following conditions:

(a)	the Company shall have no right to replace the Investment Agent;

(b)	neither the Investment Agent nor any Participant shall have any obligation to find a replacement Participant; and

(c)	in no event shall the Participant replaced under Clause 15.1.4 be required to pay or surrender any of the fees received by such Participant pursuant to the Transaction Documents.

15.1.6	Other than in the circumstances described in Clause 15.1.4, upon the Participant being paid in accordance with Clause 15.1.3:

(a)	in relation to the Forward Lease, prior to the Commencement Date occurring:

(i)	the Purchase Price of the Istisna’ Agreement shall be reduced to reflect the repayment to the Participant of its Participant Contributions that have been paid and the Company confirms and agrees that the adjustment in the Purchase Price shall still represent a fair and reasonable price for the sale to the Investment Agent of the Istisna’ Development;

(ii)	the Advance Rental Payments that have been paid shall not be adjusted but shall continue to be a credit against Rental Payments as provided in the Master Forward Lease Agreement; and

(iii)	the Base Amount shall be reduced to reflect the payment to the Participant of its Participant Contributions; or

(b)	in relation to the Forward Lease where the Commencement Date has occurred, the Outstanding Fixed Rental shall be reduced to reflect the payment to the Participant of its Percentage of the Outstanding Fixed Rental.

15.2	National Bank of Abu Dhabi PJSC - Islamic Banking Division payment undertaking

15.2.1	National Bank of Abu Dhabi PJSC - Islamic Banking Division, in its capacity as Participant, undertakes to, on the later to occur of:

(a)	two Business Days after National Bank of Abu Dhabi PJSC - Islamic Banking Division has received notice that any other Participant has (or shall) fail to pay its Participant Contribution in accordance with clause 3.6 (Payments to the Investment Agent) of the Investment Agency Agreement; and

(b)	the Istisna’ Payment Date immediately following the date on which National Bank of Abu Dhabi PJSC - Islamic Banking Division has received notice that any other Participant has (or shall) fail to pay its Participant Contribution in accordance with clause 3.6 (Payments to the Investment Agent) of the Investment Agency Agreement,

(the Additional Payment Date) make available to the Company the amount of any such payment shortfall (the Additional Payment) subject to:

(i)	there being no Event of Default which has occurred and is continuing on the Additional Payment Date; and

(ii)	the Company promptly (and in any event within seven Business Days) after the Additional Payment Date, effecting a transfer of the defaulting Participant’s rights and obligations under the Transaction Documents to National Bank of Abu Dhabi PJSC - Islamic Banking Division as Participant in accordance with the procedure prescribed in Clause 15.1 (Right of repayment and cancellation in relation to a single Participant) and clause 16 (Changes to the Participants) of the Investment Agency Agreement.

15.2.2	For the avoidance of doubt, and subject only to their being no Event of Default which has occurred and is continuing, National Bank of Abu Dhabi PJSC - Islamic Banking Division as Participant confirms that it shall assume all the obligations of any transferring Participant transferred to it pursuant to Clause 15.2.1(b)(ii) for a purchase price determined in accordance with Clause 15.1 (Right of repayment and cancellation in relation to a single Participant).

16	General provisions relating to certain notices and the cancellation of Commitments

16.1	Various notices

16.1.1	Any:

(a)	notice issued under Clause 15 (Specific rights relating to early payment and cancellation);

(b)	Exercise Notice issued by the Seller under the Seller Option Deed;

(c)	notice issued by the Seller pursuant to clause 15 (Early termination by the Seller before the Istisna’ Agreement exists) of the Master Istisna’ Agreement; or

(d)	Sale Notice issued by the Lessee as promissee under the Sale Undertaking, shall be irrevocable.

16.1.2	Unless a contrary indication appears in this Agreement or any other Transaction Document, it shall specify the date or dates upon which the relevant cancellation or payment is to be made and the amount of that cancellation or payment.

16.1.3	If the Investment Agent receives a notice as described in Clause 16.1.1, it shall promptly forward a copy of that notice to either the Company or the affected Participant or Participants, as appropriate.

16.1.4	The Seller (including in its capacity as the Lessee) shall not pay:

(a)	any amounts arising under the Master Istisna’ Agreement, the Istisna’ Agreement;

(b)	all or any part of the Base Amount, the Outstanding Fixed Rental or any other amounts arising under the Master Forward Lease Agreement or the Forward Lease; or

(c)	any other amount under any other Transaction Document,

except at the times and in the manner expressly provided for in this Agreement, the Master Istisna’ Agreement, the Istisna’ Agreement, the Master Forward Lease Agreement, the Forward Lease or any other Transaction Document.

16.1.5	The Company may not utilise any part of the Istisna’ Facility which is repaid and the Commitments shall be reduced accordingly.

16.2	Cancellation

16.2.1	No amount of the Total Commitments that are cancelled may be subsequently reinstated.

16.2.2	Any cancellation under this Clause 16 or any provision of any other Transaction Document shall reduce the Commitments of the Participants rateably under the Istisna’ Facility unless that payment or prepayment is made pursuant to any provision of this Agreement or any other Transaction Document which requires the Commitment of one or more (but not all) of the Participants to be reduced.

16.2.3	Any cancellation of a Commitment arising from the provisions of any Transaction Document which requires the Commitment of one or more (but not all) of the Participants to be reduced, shall only cancel:

(a)	in the case of the issue of an Illegality Notice, the Commitment of the Participant which has issued a notice in accordance with Clause 14 (illegality); or

(b)	in the case of cancellation arising under the provisions of any other Transaction Document which requires the Commitment of one or more (but not all) of the Participants to be reduced, only such Participants.

17	Other indemnities

17.1	Currency indemnity

17.1.1	If any sum due from an Obligor under the Transaction Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(a)	making or filing a claim or proof against that Obligor; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Company shall, as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion, including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

17.1.2	The Company waives any right it may have in any jurisdiction to pay any amount under the Transaction Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other indemnities

The Company shall, within three Business Days of demand, indemnify each Secured Party and each Secured Party’s officers, employees and agents against any cost, loss or liability incurred by that Secured Party or any of its officers, employees and agents as a result of:

(a)	the occurrence of any Event of Default or Event of Mandatory Prepayment;

(b)	a failure by an Obligor to pay any amount due under a Transaction Document on its due date, including any cost, loss or liability arising as a result of clause 5 (Sharing among the Finance Parties) of the Investment Agency Agreement;

(c)	funding, or making arrangements to fund, its Participant Contribution but not made by reason of the operation of any one or more of the provisions of this Agreement or any other Transaction Document (other than by reason of default or negligence by that Finance Party alone);

(d)	a payment not being prepaid in accordance with a notice of prepayment given by the Company; or

(e)	any action taken by the Lessor in accordance with clause 15 (Power to remedy defaults) of the Master Forward Lease Agreement.

17.3	Communications indemnity

17.3.1	The Company shall promptly indemnify the Investment Agent and each Finance Party against any cost, loss or liability incurred by it (acting in good faith) as a result of acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

17.3.2	The Company hereby agrees that all telephone conversations made by or to the Parties concerning any transaction relating to the Transaction Documents may be recorded by the Investment Agent, and the Company:

(a)	consents to the recording of such telephone conversations of trading, marketing and/or other personnel of the Company and its officers, employees, agents and Affiliates in connection with this Agreement or any other Transaction Document or the transactions contemplated by such documents;

(b)	agrees to obtain any necessary consent of and give notice of such recording to such personnel (as aforesaid); and

(c)	agrees that recordings may be submitted in evidence in any proceedings relating to this Agreement or any other Transaction Document or the transactions contemplated by such documents.

17.3.3	The Company acknowledges that it is fully aware of the risk associated with communications via telephone or facsimile transmission. In relation to any communication received by the Investment Agent via telephone or facsimile transmission and in or purported to be in the Company’s name or the name of one or more authorised representatives of the Company, the Company irrevocably:

(a)	authorises the Investment Agent or any Finance Party to accept, and rely and act upon such communication without further enquiry as to the authority or identity of the person sending such communications;

(b)	agrees on demand to indemnify the Investment Agent and each Finance Party against all Losses incurred or sustained by the Investment Agent or any Finance Party as a result of the Investment Agent or any Finance Party accepting, relying and acting upon such communication; and

(c)	acknowledges that the Investment Agent and each Finance Party shall have no liability for accepting, or relying or acting upon such communication and shall have no liability in the event that any facsimile transmission is not received, or is mutilated, illegible, interrupted, duplicated, incomplete, unauthorised or delayed for any reason.

17.3.4	The Company verifies that each person that the Company has identified (and may identify in the future) to the Investment Agent as an authorised representative is duly authorised to give or send instructions and other communications by telephone, facsimile transmission or letter.

17.3.5	The Investment Agent shall have absolute discretion whether or not to accept, or rely or act upon any communication received via telephone or facsimile transmission, and shall be entitled to request verification of any such communication by any method the Investment Agent deems appropriate.

17.4	General

Any certificate of any Finance Party as to the amount of any Losses sustained or incurred by it shall be conclusive and binding on any Obligor except for any manifest error.

18	Assignment

18.1	Benefit of agreement

Each Transaction Document shall be binding upon and be for the benefit of each Party and its permitted successors and assigns.

18.2	No assignment or transfer by the Company

The Company may not assign any of its rights or transfer any of its rights or obligations under any Transaction Document.

18.3	Assignment and/or transfer by Investment Agent

The Investment Agent can assign and/or transfer any of its rights and obligations under the Transaction Documents as part of the arrangements contemplated by clause 6.13 (Resignation of the Investment Agent) of the Investment Agency Agreement.

19	Waiver of defences

The Company waives any defences it might otherwise have in any jurisdiction which are based on the non-compliance of the Transaction Documents with the Shari’ah. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20	Governing law

20.1	English law

20.1.1	Subject to Clause 20.1.2, this Agreement and all non-contractual obligations arising out of or connected with it shall be governed by, and construed in accordance with, English law.

20.1.2	The Parties agree that the creation and transfer of any proprietary rights of the Parties in relation to the Istisna’ Development or the Leased Assets shall be governed by, and construed in accordance with, the laws of Fujairah and the federal laws of the United Arab Emirates as applied by the civil courts of Fujairah, in each case, to the extent those laws do not conflict with Shari’a. In the event of any contradiction between the laws of Fujairah and the federal laws of the United Arab Emirates and the principles of Shari’a, the principles of Shari’a shall prevail

20.2	Interest

The Parties recognise and agree that the principle of the payment of interest is repugnant to the Shari’ah and accordingly, to the extent that any legal system would (but for the provisions of this Clause) impose (whether by contract or by statute) any obligation to pay interest, the Parties hereby irrevocably and unconditionally expressly waive and reject any entitlement to recover interest from each other.

21	Enforcement

21.1	Jurisdiction

21.1.1	Subject to Clause 21.1.2, the Parties submit, and waive any objection, to the exclusive jurisdiction of the courts of the Dubai International Financial Centre, Emirate of Dubai, United Arab Emirates to settle any dispute arising out of or in connection with this Agreement and the Forward Lease (including a dispute relating to the existence, validity or termination of this this Agreement and the Forward Lease or any non-contractual obligation arising out of or in connection with this Agreement and the Forward Lease) (a Dispute). The Parties agree that the courts of the Dubai International Financial Centre, Emirate of Dubai, United Arab Emirates are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

21.1.2	The Parties agree that the civil courts of Fujairah shall have the exclusive jurisdiction to settle any dispute arising out of or in connection with the creation and transfer of any proprietary rights of the Parties in relation to the Leased Asset.

21.1.3	Notwithstanding Clauses 21.1.1 and 21.1.2, the Parties agree that the Investment Agent may take proceedings relating to a Dispute in any other court with jurisdiction. To the extent allowed by law, the Lessor may take concurrent proceedings in any number of jurisdictions. This Clause 21.1.3 is for the benefit of the Investment Agent only.

21.2	State Immunity

21.2.1	Each Party acknowledges and agrees, to the extent relevant, that its execution, performance and delivery of this Agreement and the Forward Lease shall constitute a private commercial transaction entered into entirely in its commercial capacity.

21.2.2	To the extent that any Party may in any jurisdiction claim for itself or its assets immunity from legal proceedings, and to the extent that in any jurisdiction there may be attributed to any Party or its assets such immunity (whether claimed or not), that Party irrevocably and unconditionally and to the full extent permitted by the laws of the Relevant Jurisdiction:

(a)	agrees not to claim such immunity;

(b)	waives any such immunity which it or its assets now has or may in future acquire; and

(c)	consents, in any legal proceedings arising out of or in connection with this Agreement and the Forward Lease to the giving of relief by enforcement, execution (including the arrest, detention or sale of any state property) or attachment (whether before judgment, in aid of execution or otherwise) against any of its assets.

21.2.3	In relation to any legal proceedings that may be taken in England, the foregoing waiver of immunity shall have effect under, and be construed in accordance with, the State Immunity Act 1978.

21.2.4	For the purposes of this Clause 21.2:

legal proceedings includes any service of process, suit, judgment, execution, attachment (whether before judgment, in aid of execution, or otherwise), arbitral proceedings or other dispute resolution mechanisms; and

asset includes any asset not used solely for commercial purposes.

This Agreement is entered into by the Parties on the date stated at the beginning of this Agreement.

Execution Page of the Common Terms Agreement

The Company

Signed by	)
)
duly authorised in accordance with the laws of Fujairah Free Zone, United Arab Emirates for and on behalf of Brooge Petroleum and Gas Investment Company FZC in the presence of:	) ) ) ) )

Signature of witness	)

Name of witness:

Address of witness:

The Investment Agent

Signed by	)	/s/ Aqeel Bughio
)
duly authorised in accordance with the laws of Abu Dhabi, United Arab Emirates for and on behalf of National Bank of Abu Dhabi PJSC — Islamic Banking Division in the presence of:	) ) ) ) )	/s/ Omar Katri

Signature of witness	)

Name of witness:

Address of witness:

Execution Page of the Common Terms Agreement

The Account Bank

Signed by	)	/s/ Aqeel Bughio
)
duly authorised in accordance with the laws of Abu Dhabi, United Arab Emirates for and on behalf of National Bank of Abu Dhabi PJSC — Islamic Banking Division in the presence of:	) ) ) ) )	/s/ Omar Katri

Signature of witness	)

Name of witness:

Address of witness:

The Participant

Signed by	)	/s/ Aqeel Bughio
)
duly authorised in accordance with the laws of Abu Dhabi, United Arab Emirates for and on behalf of National Bank of Abu Dhabi PJSC — Islamic Banking Division in the presence of:	) ) ) ) )	/s/ Omar Katri

Signature of witness	)

Name of witness:

Address of witness:

Execution Page of the Common Terms Agreement